Exhibit 99.1

FOR IMMEDIATE RELEASE April 27, 2011	CONTACTS: News Media Ruben Rodriguez (202) 624-6620 Financial Community Douglas Bonawitz (202) 624-6129
Nancy C. Floyd and Diane Hoskins Elected to Boards of Directors
of WGL Holdings, Inc. and Washington Gas
WASHINGTON, DC — WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas and other energy-related subsidiaries, today announced the election of Nancy C. Floyd and Diane Hoskins, FAIA, to the boards of directors of WGL Holdings and Washington Gas, effective June 1, 2011. The election of Floyd and Hoskins increases the number of directors for WGL Holdings and Washington Gas from seven to nine.
“The energy industry is poised to undergo major changes, based on increased energy demand and a heightened awareness and need for clean and efficient energy solutions,” said Terry D. McCallister, Chairman and Chief Executive Officer of WGL Holdings and Washington Gas. “At this pivotal time in our business, the wealth of experience, wisdom and innovation in new energy and energy efficiency that Ms. Floyd and Mrs. Hoskins bring to our family of companies is invaluable. We also welcome their expertise in helping WGL Holdings continue our record of excellent corporate governance and transparency.”
Nancy Floyd is the founder and managing director of Nth Power, a venture capital firm focused on advanced energy technologies, energy efficiency and sustainability. Launched in 1993, Nth Power now manages over $420 million in funds. The company began investing in energy companies in 1997 and is recognized today as the driving force behind many leading companies in renewable energy, energy efficiency and clean transportation.
Floyd has led Nth Power’s investments in Silicon Energy, Northern Power, Smartsynch, Serveron, Spectrasensors and Propel Biofuels, among others. She has served on the boards of the American Council on Renewable Energy and the Center for Resource Solutions. She is an active member of Environmental Entrepreneurs (E2), a national community of individual business leaders who advocate sound environmental policy while building economic prosperity.
WGL Holdings, Inc. • 101 Constitution Avenue, NW. • Washington, D.C. 20080 • www.wglholdings.com

Prior to founding Nth Power, Floyd launched two high-growth energy and telecommunications companies: NFC Energy Corporation in 1982, an early wind development company, and PacTel Spectrum Services in 1985. She has also worked on energy and telecommunications issues for the chairman of the Vermont Public Service Board.
Floyd received her bachelor’s degree in political science from Franklin and Marshall College, where she has served as a trustee. She also holds a master’s degree in political science from Rutgers University, where she was an Eagleton Fellow.
Diane Hoskins, FAIA, is an executive director at Gensler, the world’s leading design firm, with over 2000 clients in 80 countries. Hoskins has developed and implemented state-of-the-art management strategies at Gensler, helping the firm manage more than 5,000 projects worldwide in 2010.
An innovator in the fields of architecture and strategic planning, Hoskins started Gensler Research to promote the study of design’s impact on business and facility performance, including advanced and sustainable energy strategies which are being implemented across the company’s projects to reduce the carbon footprints of clients and achieve savings. Gensler, named the top sustainable design firm by ENR magazine in 2010, is a leader in the design of sustainable green buildings, such as CityCenter in Las Vegas, a $9 billion building program, one of the largest in the United States. Internationally, Gensler’s Shanghai Tower will be the tallest and most sustainable building in China.
Hoskins is a member of the American Institute of Architects College of Fellows and is a LEED accredited professional by the U.S. Green Building Council. A respected leader in the Washington, D.C., community, she serves on boards at the National Building Museum, American Architectural Foundation and the Greater Washington Board of Trade.
Hoskins received her bachelor of science degree from the Massachusetts Institute of Technology School of Architecture and Urban Planning. She also holds an MBA from the Anderson School of Management at UCLA.
Headquartered in Washington, D.C., WGL Holdings, Inc. has three operating segments: (i) the regulated utility segment, which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity and (iii) the design-build energy systems segment, which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients.
Additional information about WGL Holdings, Inc. is available on its website, wglholdings.com. Go to washingtongas.com for more information about Washington Gas Light Company.
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